EXHIBIT 99.1

Allegheny Technologies Announces Expansion of its Premium Titanium and Nickel-based Superalloy Capabilities

    PITTSBURGH--(BUSINESS WIRE)--Jan. 23, 2007--Allegheny Technologies Incorporated (NYSE:ATI) announced that its Board of Directors has approved the expansion of its titanium and nickel-based superalloy capabilities at facilities located in the Carolinas. The purpose of the capital project is to meet growing demand from the aerospace and defense (both jet engine and airframe), electrical energy, medical, and oil and gas markets. The total investment is approximately $215 million, which is expected to be nearly evenly spread over the next three years. ATI expects this self-funded project to be substantially completed by the end of 2009.

    The project includes:

    -- Additional forging capacity. ATI plans to add an integrated 10,000 ton press forge, 700mm rotary forge, conditioning, finishing, and inspection facility to support increased forged product requirements. The new forging capacity is expected to be operational by the third quarter 2009. Forging is a hot-forming process that produces wrought forging billet and forged machining bar from an ingot.

    -- Additional Plasma Arc Melt (PAM) capacity to support premium titanium alloy growth requirements. ATI expects this fourth PAM furnace to begin production by the fourth quarter 2008. Plasma arc melting is a superior cold-hearth melting process for making alloyed titanium products for jet engine rotating parts, medical applications, and other critical applications.

    -- Additional vacuum arc remelt (VAR) capacity to support premium nickel-based superalloy and titanium growth. ATI expects one new VAR to be in production in the first quarter 2008. The remaining four VAR furnaces would be installed as needed. VAR melting is a consumable electrode re-melting process that improves the cleanliness and chemical homogeneity of the alloys.

    "This strategic growth project further strengthens ATI's leadership position in the production of technically demanding premium titanium and nickel-based superalloy long products," said Patrick Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "This combination of equipment is unique in the specialty metals industry. These investments enhance our ability to meet our customers' current and future technical requirements and create a platform for further innovation.

    "ATI's long-term supply agreements in the aerospace jet engine and airframe market, and expected growth in the power generation, medical, and oil and gas markets make this project important to achieving our strategic growth objectives."

    This news release contains forward-looking statements that are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, chemical process industry, oil and gas, electrical energy, construction and mining, automotive, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; and (e) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.4 billion during the most recent four quarters ending September 30, 2006. ATI has approximately 9,300 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004